Exhibit 99.1

Marvell Announces Changes to its Board of Directors

SANTA CLARA, Calif.— April 20, 2022— Marvell (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced the appointment of Sara Andrews, Chief Information Security Officer at Experian, to its board of directors.

“Sara is a proven business leader with a track record of growth and transformation and will bring valuable insights and expertise as we continue to scale Marvell,” said Matt Murphy, President and CEO of Marvell. “Sara’s background in infrastructure platforms and security is highly relevant to our industry-leading semiconductor data infrastructure portfolio.”

In addition, incumbent director Bethany Mayer, who joined the Marvell Board in 2018, has chosen to not stand for reelection at the upcoming Annual Meeting of Stockholders which is currently scheduled for June 23, 2022.

“Bethany’s thoughtful leadership and end market insights have been instrumental as the company has grown significantly through her tenure through strong organic growth and transformative M&A. On behalf of Marvell’s Board of Directors and leadership team, I would like to thank Bethany for the valuable contributions she has made over the past four years,” said Murphy.

Mayer commented, “It has been rewarding to be part of such an exciting company transformation journey with Marvell. Marvell has a very capable leadership team and I trust the company’s best days are ahead.”

About Sara Andrews

In addition to her role on Marvell’s Board, Ms. Andrews serves as the Chief Information Security Officer at Experian. She is also on the Board of Directors at Mandiant and has previously served on the Board of LogMeIn. Prior to joining Experian, Sara served as the Senior Vice President and Chief Information Security Officer at PepsiCo, Inc., where she was responsible for safeguarding networks and data across all PepsiCo business units and brands globally. She served as Chief Network Security Officer of Verizon Communications, Inc. from 1997 to 2014, during which time she led several organizations responsible for the security of all Verizon wireline networks serving Verizon’s residential, small business and enterprise customers. She is a member of the CISO Coalition National Leadership Board and the Aspen Cybersecurity Group. Sara holds an MBA from Brenau University and a BIE from Auburn University.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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For further information, contact:

Kim Markle

pr@marvell.com